Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1499

Phone: 309-692-1000 ½ Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: Aaron Jacoby

(309) 693-5880
Aaron_Jacoby@rlicorp.com
www.rlicorp.com

RLI second quarter earnings set records

PEORIA, ILLINOIS, July 19, 2005 – RLI Corp. (NYSE: RLI) – RLI Corp. second quarter net earnings of $34.4 million ($1.31 per diluted share) were 87% higher than the $18.4 million ($0.71 per diluted share) the company reported in the same quarter last year. Through June 30, net earnings grew 80%, to $63.7 million ($2.43 per share) versus $35.3 million ($1.35 per share).  All net earnings results set both quarterly and mid-year records.

Quarterly operating earnings of $31.5 million ($1.20 per share) were 84% better than last year’s $17.1 million ($0.66 per share) result. Through six months, operating earnings rose 81%, to $58.9 million ($2.25 per share) from $32.5 million ($1.25 per share). Both mid-year net and operating earnings set records.

The quarter and mid-year results include certain favorable developments from prior year loss reserves. During the quarter, positive development on prior accident year casualty loss reserves resulted in additional pretax underwriting earnings of $16.1 million, or $0.40 per share. Mid-year results also include positive first quarter development on prior accident year casualty loss reserves, which added earnings of $9.1 million, or $0.23 per share. Additionally, as third quarter 2004 Southeast U.S. hurricane losses did not develop as expected, first quarter 2005 results were improved by $3.8 million ($2.8 million in casualty and $1.0 million in property), or $0.10 per share. These developments include bonus-related accruals which affected other insurance and general corporate expenses.

Since year end, shareholders’ equity grew 9%, to $676.8 million; book value per share was $26.57, up 8%; assets rose by 5%, to $2.6 billion.

Profitable underwriting continues in all segments

RLI reported a second quarter underwriting profit of $29.6 million on a 76.1 net GAAP combined ratio versus the $11.8 million gain on a 90.7 combined ratio for the same period last year. Casualty recorded a 74.1 combined ratio. The property segment registered a 74.2 combined ratio. The surety segment recorded a 93.5 combined ratio.

Net premiums earned were down 3% in the quarter, to $123.7 million. Consolidated revenue of $142.7 million and gross premiums written of $199.4 million were both flat for the quarter.

RLI reported year-to-date underwriting profit of $56.0 million on a 77.4 net GAAP combined ratio versus the $22.6 million gain on a 91.1 combined ratio for the same period last year. Casualty recorded a 77.3 combined ratio. The property segment recorded a 68.0 combined ratio. The surety segment recorded a 94.0 combined ratio.

Net premiums earned were down 2% in the six months ended June 30, 2005, to $247.7 million. Consolidated revenue of $284.4 million was up slightly over last year and gross premiums written of $365.5 were off 4%.

“Softening insurance markets require underwriters to be more selective,” said RLI Corp. President & CEO Jonathan E. Michael. “Our experienced underwriters selected the best opportunities and, where prudent, exercised restraint, which delivered profitable results in every business segment.

“The casualty segment continues to perform well. The quarter’s positive reserve development stems from casualty business written between 2002 through 2004. This business is developing better than expected and we are adjusting our reserves to reflect that positive experience. Although casualty premium production is relatively flat in 2005, we believe the business will continue to be profitable as pricing has remained relatively stable.

“Property premiums are reduced due to a softening pricing environment. This segment continues to deliver solid profitability. Our surety segment again showed marked progress, due to new business and continued underwriting improvements,” said Michael.

—more—

Other income

Investment income for the second quarter reached $14.7 million, a 10% increase over last year due to continued positive operating cash flows. For the six month period ended June 30, 2005, investment income was $29.3 million, up 14% over last year. We anticipate a slowing growth rate in our investment income as we continue to increase our allocation to tax-exempt securities. These securities offer lower pre-tax yields, but are anticipated to remain attractive on an after-tax basis.

Due to a strong performance by the company’s bond portfolio, the consolidated investment portfolio’s total return for the quarter was 2.9%. The bond portfolio’s return was 3.1% and the equity portfolio’s return was 2.2%. For the six month period, the portfolio’s total return was 2.3% based on a bond portfolio return of 2.6% and an equity portfolio return of 1.3%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $48.1 million for the quarter, or $1.83 per share. Year-to-date comprehensive earnings were $59.8 million, or $2.28 per share.

  During the quarter, equity in earnings of unconsolidated investees of $4.5 million included $3.9 million related to Maui Jim. The second quarter of 2004 showed income of $1.8 million related exclusively to Maui Jim; the growth in the current quarter was driven by higher seasonal sales and continued strong operating performance.

Other RLI news

On July 10, Hurricane Dennis struck the Gulf Coast. Based on projections by the company’s catastrophe management systems and actual claim activity to date, the company does not expect its losses to be significant. Customers who have suffered a loss should immediately notify their insurance agent of the claim and have it reported to RLI, or they can contact RLI directly by phone (800-444-0406), fax (309-692-6796) or by email at new_claim@rlicorp.com. Customers should be prepared to provide their policy number and as much information as possible regarding damage to their property.

On July 15, the company surpassed $100 million in paid dividends. The $0.16 per share dividend – 14% higher than the prior dividend – brought RLI’s cumulative cash payments to shareholders to more than $104 million through 116 consecutive dividends. Over the last five years, the company’s quarterly dividend has grown by an average of 16.4% per year and 11.9% per year over the past decade. Mergent’s Dividend Achievers currently ranks RLI 171st among 11,000 public companies for 10-year average dividend growth rate.

During the second quarter, A. M. Best Company reaffirmed the financial strength rating of A+ (Superior) of RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company. All of these ratings have a stable outlook. Standard & Poor’s continues to rate RLI’s insurance subsidiaries as A+ (Strong).

At 3:15 p.m. CDT today, July 19, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004.

RLI, a specialty insurance company celebrating its 40th anniversary in 2005, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 18 office locations. The company’s talented associates have delivered underwriting profits in 24 of the last 28 years, including the last nine.

For additional information, contact RLI Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com.or visit our website at www.rlicorp.com.

RLI CORP.

2005 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$123,674	$126,876	-2.5%	$247,714	$252,774	-2.0%
Net investment income	14,666	13,362	9.8%	29,278	25,677	14.0%
Net realized investment gains	4,389	1,887	132.6%	7,373	4,323	70.6%
Consolidated revenue	142,729	142,125	0.4%	284,365	282,774	0.6%

Loss and settlement expenses	49,323	73,554	-32.9%	105,842	148,785	-28.9%
Policy acquisition costs	35,572	34,030	4.5%	67,436	66,825	0.9%
Other insurance expenses	9,176	7,513	22.1%	18,434	14,565	26.6%
Interest expense on debt	1,854	1,666	11.3%	3,664	3,406	7.6%
General corporate expenses	1,710	1,164	46.9%	3,614	2,449	47.6%
Total expenses	97,635	117,927	-17.2%	198,990	236,030	-15.7%

Equity in earnings of unconsolidated investees	4,515	1,838	145.6%	5,774	3,072	88.0%

Earnings before income taxes	49,609	26,036	90.5%	91,149	49,816	83.0%
Income tax expense	15,214	7,669	98.4%	27,447	14,506	89.2%
Net Earnings	$34,395	$18,367	87.3%	$63,702	$35,310	80.4%
Other comprehensive earnings (loss), net of tax	13,659	(21,981)	162.1%	(3,858)	(14,394)	73.2%
Comprehensive earnings (loss)	$48,054	$(3,614)	1429.7%	$59,844	$20,916	186.1%

Operating Earnings:(1)
Net Earnings	$34,395	$18,367	87.3%	$63,702	$35,310	80.4%
Less: Realized investment gains, net of tax	2,852	1,227	132.4%	4,792	2,810	70.5%
Operating earnings	$31,543	$17,140	84.0%	$58,910	$32,500	81.3%

Return on Equity:
Net earnings (trailing four quarters)				16.4%	14.0%
Comprehensive earnings (trailing four quarters)				19.5%	12.6%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000's)	26,275	26,035		26,244	26,076

EPS from operations (1)	$1.20	$0.66	81.8%	$2.25	$1.25	80.0%
Realized gains, net of tax	0.11	0.05	120.0%	0.18	0.10	80.0%
Net earnings per share	$1.31	$0.71	84.5%	$2.43	$1.35	80.0%
Comprehensive earnings (loss) per share	$1.83	$(0.14)	1407.1%	$2.28	$0.80	185.0%
Cash dividends per share	$0.16	$0.13	23.1%	$0.30	$0.24	25.0%

(1)     Net operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses.  This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Total Gross Revenues
Gross premiums written	$199,410	199,643	-0.1%	$365,545	382,555	-4.4%
Net investment income	14,666	13,362	9.8%	29,278	25,677	14.0%
Net realized investment gains	4,389	1,887	132.6%	7,373	4,323	70.6%
Total	$218,465	$214,892	1.7%	$402,196	$412,555	-2.5%

Net Cash Flow from Operations	$47,331	$64,028	-26.1%	$78,346	$97,045	-19.3%

	June 30,	December 31,
	2005	2004	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,298,316	$1,253,843	3.5%
(amortized cost - $1,280,917 at 6/30/05)
(amortized cost - $1,237,361 at 12/31/04)
Equity securities	316,092	315,875	0.1%
(cost - $176,531 at 6/31/05)
(cost - $169,479 at 12/31/04)
Total investments	1,614,408	1,569,718	2.8%

Premiums and reinsurance balances receivable	140,387	146,667	-4.3%
Ceded unearned premiums	101,637	101,446	0.2%
Reinsurance recoverable on unpaid losses	535,668	464,180	15.4%
Deferred acquisition costs	68,661	67,146	2.3%
Property and equipment	19,746	18,335	7.7%
Investment in unconsolidated investees	49,250	43,398	13.5%
Goodwill	26,214	26,214	0.0%
Other assets	30,702	31,671	-3.1%
Total assets	$2,586,673	$2,468,775	4.8%

Unpaid losses and settlement expenses	1,217,565	1,132,599	7.5%
Unearned premiums	366,564	367,205	-0.2%
Reinsurance balances payable	84,601	78,062	8.4%
Short-term debt	36,824	46,839	-21.4%
Long-term debt - bonds payable	100,000	100,000	0.0%
Income taxes - deferred	38,309	38,966	-1.7%
Other liabilities	66,045	81,443	-18.9%
Total liabilities	1,909,908	1,845,114	3.5%
Shareholders' equity	676,765	623,661	8.5%
Total liabilities & shareholders' equity	$2,586,673	$2,468,775	4.8%

Common shares outstanding (in 000's)	25,468	25,316

Book Value per share	$26.57	$24.64	7.8%
Closing stock price per share	$44.60	$41.57	7.3%

Statutory Surplus	$663,784	$605,967	9.5%

UNDERWRITING SEGMENT DATA

(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios
Three Months Ended June 30, 2005

Gross premium written	$49,129		$16,833		$133,448		$199,410
Net premium written	27,904		15,329		92,861		136,094
Net premium earned	20,913		12,537		90,224		123,674
Net loss & settlement expenses	6,774	32.4%	3,946	31.5%	38,603	42.8%	49,323	39.9%
Net operating expenses	8,749	41.8%	7,779	62.0%	28,220	31.3%	44,748	36.2%
Underwriting income(loss)	$5,390	74.2%	$812	93.5%	$23,401	74.1%	$29,603	76.1%

2004
Gross premium written	$52,321		$15,033		$132,289		$199,643
Net premium written	28,285		14,115		96,001		138,401
Net premium earned	24,125		11,986		90,765		126,876
Net loss & settlement expenses	6,529	27.1%	4,629	38.6%	62,396	68.7%	73,554	58.0%
Net operating expenses	9,412	39.0%	7,458	62.2%	24,673	27.2%	41,543	32.7%
Underwriting income(loss)	$8,184	66.1%	$(101)	100.8%	$3,696	95.9%	$11,779	90.7%

UNDERWRITING SEGMENT DATA

(in thousands)

	Property	GAAP Ratios	Surety	GAAP Ratios	Casualty	GAAP Ratios	Total	GAAP Ratios
Six Months Ended June 30, 2005

Gross premium written	$80,648		$30,605		$254,292		$365,545
Net premium written	43,045		28,107		175,730		246,882
Net premium earned	42,046		24,837		180,831		247,714
Net loss & settlement expenses	13,055	31.0%	7,978	32.1%	84,809	46.9%	105,842	42.7%
Net operating expenses	15,540	37.0%	15,363	61.9%	54,967	30.4%	85,870	34.7%
Underwriting income(loss)	$13,451	68.0%	$1,496	94.0%	$41,055	77.3%	$56,002	77.4%

2004
Gross premium written	$102,140		$27,955		$252,460		$382,555
Net premium written	52,532		25,849		183,186		261,567
Net premium earned	49,507		23,415		179,852		252,774
Net loss & settlement expenses	14,700	29.7%	9,049	38.6%	125,036	69.5%	148,785	58.9%
Net operating expenses	18,678	37.7%	14,493	61.9%	48,219	26.8%	81,390	32.2%
Underwriting income(loss)	$16,129	67.4%	$(127)	100.5%	$6,597	96.3%	$22,599	91.1%